EXHIBIT 99.1

Psychemedics Corporation Announces New Brazilian Distribution Agreement

ACTON, Mass., Sept. 19, 2019 (GLOBE NEWSWIRE) -- Psychemedics Corporation (Nasdaq:PMD) announced today that it has entered into a new distribution agreement in Brazil with Sansão Holding S.A. and with Toxicologia Pardini Ltda., our existing independent distributor in Brazil, formerly known as Psychemedics Brasil Exames Toxicológicos Ltda. The new agreement replaces our prior distribution agreement with Psychemedics Brasil. As we previously disclosed, Psychemedics Brasil had a majority of its shares acquired by Instituto Hermes Pardini S.A. (IHP), a provider of medical and diagnostic services in Brazil, including reference laboratory services.

Under the new agreement, Sansão and Toxicologia Pardini were appointed as a non-exclusive distributor to sell, promote and distribute Psychemedics’ hair drug testing services for an indefinite term. The agreement may be terminated for any reason by either party following 90 days’ written notice. The distributor, IHP, and IHP’s controlled companies are restricted to distributing only Psychemedics’ hair drug tests and the hair drug tests of one other IHP Company. The agreement provides for Psychemedics’ hair drug tests to be marketed, sold, and reported in Brazil under the Psychemedics Corporation brand name, with all related materials so identified.

This agreement also allows Psychemedics to pursue other distribution opportunities in Brazil.

About Psychemedics

Psychemedics is the pioneer and global leader of testing for drugs of abuse using hair analysis. With over 30 years of continuous innovation, Psychemedics is the only company to develop and patent a process that releases virtually 100% of ingested drugs from the inside of the hair. We believe Psychemedics’ superior science delivers the most sensitive FDA 510(k) cleared tests in the world resulting in unmatched detection rates.

Psychemedics’ results, science, and people are trusted by the world’s most safety sensitive industries, the largest law enforcement agencies as well as by schools and elite institutions around the globe. The most recognized companies in the Fortune 500 rely on Psychemedics to ensure they are building drug free, safe, and productive workforces. We make businesses, our nation’s highways, and campuses safer.

Psychemedics quite literally invented the science that re-invented an industry. We are the standard against which all others measure themselves for sensitivity, quality, and innovation to stay ahead of the ever-changing illicit drug landscape.

The Psychemedics web site is www.psychemedics.com

Raymond C. Kubacki
Chairman, President and CEO
(978) 206-8220
Rayk@psychemedics.com

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995

From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to certain statements concerning the new distribution agreement) may be “forward looking” statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the market demand for drug testing services in Brazil, that the distribution agreement discussed above may be terminated in the future, the Brazilian distributor’s development and sale of its own testing services, the development of markets for new products and services offered, costs of capacity expansion, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, changes in Brazilian laws and regulations and proposed laws and regulations and the implementation of such laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.